Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

FP HEALTHCARE HOLDINGS, INC.

FP HEALTHCARE MERGER SUB CORPORATION

and

CONNECTURE, INC.

dated as of

January 4, 2018

i

(continued)

ii

(continued)

iii

(continued)

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of January 4, 2018 (the “Agreement Date”) by and among FP Healthcare Holdings, Inc., a Delaware corporation (“Parent”), FP Healthcare Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and Connecture, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, a special committee (the “Special Committee”) of the board of directors of the Company (the “Company Board”), such Special Committee comprised only of independent and disinterested members of the Company Board, has, subject to Section 5.3, (i) determined that this Agreement and the Transactions (exclusive of the transactions contemplated by the Rollover Agreement), including the Merger, the Voting Agreement and the Guarantee, are advisable, fair to, and in the best interests of the Company and its stockholders other than the Guarantors, Chrysalis Ventures II, L.P. and the other Rollover Investors and their respective affiliates (the “Non-Rolling Stockholders”), and recommended submission of the Merger Agreement, the Voting Agreement and the Guarantee to the Company Board, (ii) recommended that the Company Board approve this Agreement and the Transactions (exclusive of the transactions contemplated by the Rollover Agreement), including the Merger, the Voting Agreement and the Guarantee, and declare that this Agreement and the Transactions (exclusive of the transactions contemplated by the Rollover Agreement), including the Merger, the Voting Agreement and the Guarantee, are advisable, fair to, and in the best interests of the Company and the Non-Rolling Stockholders, and (iii) subject to such approval of the Company Board, recommended that the Company Board submit the approval of the adoption of this Agreement to the stockholders of the Company and recommend that the stockholders of the Company approve the adoption of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Rollover Investors are entering into the Rollover Agreement, pursuant to which the Rollover Investors will contribute to Parent, subject to the terms and conditions therein, the Rollover Shares;

WHEREAS, the Company Board (upon the recommendation of the Special Committee) has, subject to Section 5.3, unanimously, (i) approved this Agreement and the Transactions (exclusive of the transactions contemplated by the Rollover Agreement), including the Merger, the Voting Agreement and the Guarantee, (ii) declared that this Agreement and the Transactions (exclusive of the transactions contemplated by the Rollover Agreement), including the Merger, the Voting Agreement and the Guarantee, are advisable, fair to, and in the best interests of the Company and the Non-Rolling Stockholders, (iii) determined to submit the approval of the adoption of this Agreement to the stockholders of the Company, and (iv) resolved to recommend to the stockholders of the Company that they approve the adoption of this Agreement;

WHEREAS, the board of directors of Parent has (i) approved and declared advisable this Agreement and the Transactions, including the Merger, and (ii) determined that this Agreement and the Transactions are fair to, and in the best interests of Parent;

WHEREAS, the board of directors of Merger Subsidiary has (i) approved and declared advisable this Agreement and the Transactions, including the Merger (ii) determined that it is in the best interests of Merger Subsidiary and Parent, its sole stockholder, that Merger Subsidiary enter into this Agreement and consummate the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) determined to submit the approval of the adoption of this Agreement and the Transactions, including the Merger, to Parent, as sole stockholder of Merger Subsidiary, and (iv) resolved to recommend to Parent, as sole stockholder of Merger Subsidiary, that Parent approve the adoption of this Agreement and the Transactions, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company the guarantee of Francisco Partners IV, L.P. and Francisco Partners IV-A, L.P. (the “Guarantors”), dated as of the Agreement Date, in favor of the Company with respect to certain obligations of Merger Subsidiary and Parent under this Agreement (the “Guarantee”) as specified in the Guarantee;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain holders of shares of Company Capital Stock, including the Guarantors, have entered into a Voting and Support Agreement with the Company, dated as of the Agreement Date, with respect to certain obligations of such stockholders relating to this Agreement (the “Voting Agreements”) as specified in the Voting Agreements;

WHEREAS, Parent shall, or shall cause the direct holder of the stock of Merger Subsidiary to, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Transactions, including the Merger, in its capacity as sole stockholder of Merger Subsidiary; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger.

(a)    Upon the terms and subject to the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)    The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas 78701, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(c)    On the Closing Date, the Company and Merger Subsidiary shall file a certificate of merger to effect the Merger (the “Certificate of Merger”), in such appropriate form and substance as is determined by the parties and in accordance with the DGCL, with the Secretary of State of the State of Delaware, and make any other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the Certificate of Merger).

(d)    From and after the Effective Time, the Merger shall have the effects as set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the debts, obligations, liabilities, restrictions, disabilities and duties of each of the Company and Merger Subsidiary.

Section 1.2    Conversion of Shares of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Subsidiary or the holders of any securities of Parent, the Company, Merger Subsidiary or any other Person:

(a)    each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.2(b) and Dissenting Shares, if any) shall be converted into the right to receive $0.35 in cash, without interest (the “Merger Consideration”), and upon conversion thereof, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Certificates or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms and subject to the conditions set forth herein. For the avoidance of doubt, no Rollover Shares shall be converted into the right to receive the Merger Consideration;

(b)    each share of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock held by the Company as treasury stock or owned by Parent (including the Rollover Shares), Merger Subsidiary or any wholly-owned Subsidiary of the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be automatically canceled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor; and

(c)    each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.3    Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the aggregate Merger Consideration payable in respect thereof (i) certificates representing shares of Company Capital Stock (the “Certificates”) or (ii) uncertificated shares of Company Capital Stock (the “Uncertificated Shares”). At the Effective Time, Parent shall deposit and make available to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares (but not, for the avoidance of doubt, the Dissenting Shares, the Company Option Merger Consideration or the Company RSU Merger Consideration) (the “Exchange Fund”). All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement, or as otherwise agreed by the Company and Parent before the Effective Time. Any income from investment of the Exchange Fund will be payable to the Surviving Corporation. Promptly after the Effective Time (but in no event later than five Business Days after the Effective Time), Parent shall cause the Exchange Agent to send to each holder of shares of Company Capital Stock at the Effective Time (other than the Company, Parent, Merger Subsidiary, any wholly-owned Subsidiary of the Company or Parent, or holders of Dissenting Shares who have not subsequently withdrawn or lost their rights of appraisal) a letter of transmittal, in form and substance reasonably acceptable to the Surviving Corporation, and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.7) or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)    Each holder of shares of Company Capital Stock that have been converted into the right to receive the aggregate Merger Consideration payable in respect thereof shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate (or an affidavit of loss in lieu thereof as provided in Section 1.7), together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the aggregate Merger Consideration payable in respect of the Company Capital Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of Certificates or Uncertificated Shares.

(c)    If any portion of the aggregate Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)    After the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time and there shall be no further registration of transfers of shares of Company Capital Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article I.

(e)    Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Capital Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Capital Stock for the Merger Consideration in accordance with this Article I prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Capital Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Capital Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 1.4 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 1.4    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 1.2(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or effectively withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration but instead such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL payment of the appraised value of such shares in accordance with the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall thereupon be treated as if they had been converted into and exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in accordance with this Agreement, without interest thereon, upon surrender of such Certificate formerly representing such shares, and shall not thereafter be deemed to be Dissenting Shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands, or agree to do any of the foregoing. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

Section 1.5    Company Equity Awards.

(a)    Neither Surviving Corporation nor Parent shall assume any Company Options or substitute for any Company Option any option for Surviving Corporation or Parent stock, in connection with the Merger or any of the Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any optionholder, (i) all Unvested Company Options outstanding as of immediately prior to the Effective Time shall be canceled and terminated without any cash payment being made in respect thereof, and (ii) to the extent not exercised prior to the Effective Time, each Vested Company Option shall be canceled, with each former holder of any such canceled Vested Company Option becoming entitled to receive, at the Effective Time, in consideration of the cancellation of such Vested Company Option, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6), equal to the product of: (A) the excess, if any, of the Merger Consideration over the exercise price per share of each such Vested Company Option; and (B) the number of shares of Company Common Stock underlying such Vested Company Option (the “Company Option Merger Consideration”); provided, however, that if the exercise price per share of any such Vested Company Option is equal to or greater than the Merger Consideration, such Vested Company Option shall be canceled and terminated without any cash payment being made in respect thereof. Parent shall cause the Surviving Corporation to pay the Company Option Merger Consideration, without interest thereon, at the Effective Time or as soon practicable thereafter (but in no event later than the date which is the later of (x) five Business Days after the Effective Time and (y) the date of the Company’s first regularly scheduled payroll after the Effective Time).

(b)    Neither Surviving Corporation nor Parent shall assume any Company RSU or substitute for any Company RSU any similar award for Surviving Corporation or Parent stock, in connection with the Merger or any of the Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, (i) all Unvested Company RSUs outstanding as of immediately prior to the Effective Time shall be canceled and terminated without any cash payment being made in respect thereof, and (ii) each Vested Company RSU that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Vested Company RSU an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6) equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Vested Company RSU (the “Company RSU Merger Consideration”).; provided that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU if required in order to comply with Section 409A of the Code. Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration, without interest thereon, at the Effective Time or as soon practicable thereafter (but in no event later than the date which is the later of (x) five Business Days after the Effective Time and (y) the date of the Company’s first regularly scheduled payroll after the Effective Time.

(c)    The Company Board (or, if appropriate, any committee thereof administering the Company Plans) shall take such actions as are necessary to (i) approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Company Plan as may be necessary, and (ii) provide that following the Effective Time, no participant in any Company Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

Section 1.6    Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Exchange Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Company, Exchange Agent, Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Capital Stock, Company Stock Options, Company RSUs, as applicable, in respect of which the Company, Exchange Agent, Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 1.7    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Exchange Agent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the delivery by such Person of a written indemnity agreement in form and substance reasonably acceptable to Parent and which indemnity shall not require the posting by such Person of a bond, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the aggregate Merger Consideration payable in respect of the shares of Company Capital Stock represented by such Certificate, as contemplated by this Article I.

Section 1.8    Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Subsidiary and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Subsidiary, in the name of the Company and otherwise) to take and shall take all such necessary and lawful action.

Section 1.9    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the Agreement Date and the Effective Time, any change in the outstanding shares of Company capital stock shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration shall be appropriately adjusted to reflect such change, and such adjustment shall provide the Company Stockholders with the same economic effect as contemplated by this Agreement prior to such change; provided, however, that nothing in this Section 1.9 shall be construed to permit the Company to take any action with respect to the Company Capital Stock that is prohibited by the terms of this Agreement.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1    Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit B hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation.

Section 2.2    Bylaws. The parties hereto shall take all actions necessary so that the bylaws of the Surviving Corporation shall be amended and restated in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time (except as to the name of the Surviving Corporation, and shall contain such provisions as are necessary to give full effect to Section 5.10 hereof), and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.3    Directors and Officers.

(a)    Except as otherwise directed by the Parent, each of the parties hereto shall take all requisite action so that the directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, statements and other documents (including exhibits and all information incorporated by reference) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) prior to the Agreement Date (without giving effect to any amendment to any such document filed on or after the Agreement Date and excluding any disclosures set forth in any section of the Filed SEC Documents entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in the Filed SEC Documents to the extent that they are forward-looking in nature and do not contain a reasonable level of detail about the risks of which the statements warn) filed at least two Business Days prior to the Agreement Date (in each case, “Filed SEC Documents”), it being acknowledged that nothing disclosed in the Filed SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.1 (Organization; Standing), Section 3.2 (Capitalization), Section 3.3 (Authority; Noncontravention), and Section 3.17 (No Brokers), or (ii) the Company Disclosure Schedules (each Section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Schedules shall be deemed disclosure only with respect to and shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) delivered by the Company to Parent on the Agreement Date (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 3.1    Organization; Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and to own, lease or operate its respective properties and assets. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the Company Charter Documents (as amended to the Agreement Date) are included in the Filed SEC Documents.

(a)    The Company has no Subsidiaries, except for the entities set forth in Section 3.1(a) of the Company Disclosure Schedules. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed, qualified to do business and in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share, 52,000 shares of which are designated as Series A Convertible Preferred Stock, par value $0.001 per share, and 17,500 shares of which are designated as Series B Convertible Preferred Stock, par value $0.001 per share. At the close of business on December 1, 2017 (the “Capitalization Date”), (i) 23,216,019 shares of Company Common Stock were issued and outstanding (including no Restricted Shares), (ii) 139,275 shares of Company Common Stock were held by the Company in its treasury, (iii) 954,026 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Plans, (iv) 1,363,866 shares of Company Common Stock were subject to outstanding Options, (v) 2,354,244 shares of Company Common Stock were subject to outstanding Company RSUs (assuming that applicable performance goals have been attained at maximum levels), (vi) 52,000 shares of Series A Preferred Stock were issued and outstanding and (vii) 17,500 shares of Series B Preferred Stock were issued and outstanding. Except as described in Section 3.2(a) of the Company Disclosure Schedules, since the Capitalization Date through the Agreement Date, neither the Company nor any of its Subsidiaries has (A) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon, other than in connection with the vesting, settlement or exercise of the Options and Company RSUs referred to above that were outstanding as of the Capitalization Date or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company Capital Stock.

(b)    Except as described in Section 3.2(a), as of the Capitalization Date, there were no (i) outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) outstanding options, warrants, stock appreciation rights, phantom stock rights, rights or other commitments or agreements to acquire from the Company or any Subsidiary, or that obligate the Company or any Subsidiary to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) obligations of the Company or any Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) or (v) other obligations by the Company or any of its Subsidiaries to make any payments or provide any economic value based on the price or value of any Company Securities or dividends paid thereon. Except with respect to the Company Plans and the PIPE Transaction Documents, there are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Other than as set forth in Section 3.2(b) of the Company Disclosure Schedules or pursuant to the PIPE Transaction Documents, none of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c)    All of the outstanding shares of capital stock of, or other equity or voting interests in, each material Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens, except for Permitted Liens. Each outstanding share of capital stock of each material Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and, except as set forth in the Transaction Documents and the PIPE Transaction Documents, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any material Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company.

Section 3.3    Authority; Noncontravention.

(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The adoption of this Agreement by the holders of a majority of the outstanding shares of Company capital stock voting together as a single class is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)    Neither the execution and delivery of this Agreement nor any of the Voting Agreements by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of (A) the Company Charter Documents or (B) any similar organizational documents of any of the Company’s Subsidiaries or (ii) (x) require any consent or approval under, violate or constitute a change in control or default (or constitute an event that, with notice or lapse of time or both, would constitute a violation or default) under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement, arrangement or understanding (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate any obligations or rights under or give a right of termination, vesting, amendment, or cancelation of any material benefit of (whether or not with notice, lapse of time or both) any such Contract, (y) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any of its Subsidiaries or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)    At a meeting duly called and held, the Company Board (upon the recommendation of the Special Committee) has, subject to Section 5.3, unanimously, (i) approved this Agreement and the Transactions (exclusive of the transactions contemplated by the Rollover Agreement), including the Merger, the Voting Agreement and the Guarantee, (ii) declared that this Agreement and the Transactions (exclusive of the transactions contemplated by the Rollover Agreement), including the Merger, the Voting Agreement and the Guarantee, are advisable, fair to, and in the best interests of the Company and the Non-Rolling Stockholders, (iii) determined to submit the approval of the adoption of this Agreement to the stockholders of the Company, and (iv) resolved to recommend to the stockholders of the Company that they approve the adoption of this Agreement (such recommendation, the “Company Recommendation”).

Section 3.4    Governmental Approvals. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action, approval, permit, consent, declaration, registration or authorization by or in respect of or filing with, any Governmental Entity, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (c) compliance with any applicable requirements of the 1933 Act, 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable rules of the OTCQX US Market (the “OTCQX”), (e) compliance with Part 800 of 31 C.F.R., including 31 C.F.R. secs. 800.402 and 800.601, and guidance, as amended, of the regulations of the Committee on Foreign Investment in the United States, if applicable, and (f) any additional actions, approvals, permits, consents, declarations, registrations, authorizations, or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) prevent the Company from consummating the Merger.

Section 3.5    Company SEC Documents; Undisclosed Liabilities.

(a)    The Company has filed or furnished, as applicable, with the SEC, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed or furnished, as applicable, by the Company with the SEC pursuant to the Securities Act or the Exchange Act since December 31, 2015 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted, or will have omitted, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Agreement Date, (i) none of the Company’s Subsidiaries is required to file any documents with the SEC, (ii) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents and (iii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act, (B) 18 U.S.C. § 1350 (Section 906 of the Sarbanes–Oxley Act) or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents is accurate and complete, and complies as to form and content with all applicable Laws.

(b)    The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments), (iii) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods covered thereby (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X under the Securities Act), and (iv) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries (except as may be indicated in the notes thereto).

(c)    Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the Agreement Date, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of September 30, 2017 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)    The Company has established and maintains, and at all times since December 11, 2014, has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Since December 31, 2016, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiency” or “material weakness” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(e)    The Company’s auditor has at all times since December 11, 2014, been (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes–Oxley Act); (ii) ”independent” with respect to the Company within the meaning of Regulation S -X under the Exchange Act; and (iii) to the Company’s Knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non -audit services performed by the Company’s auditors for the Company that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

Section 3.6    Absence of Certain Changes. Since September 30, 2017, (a) through the Agreement Date, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, (b) there has not been any Company Material Adverse Effect or any circumstance, developments, effect, change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (c) through the Agreement Date, the Company has not taken any of the following actions (except as provided in the PIPE Transaction Documents):

(i)    established a record date for, declares, set aside for payment or made payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;

(ii)    redeemed, repurchased or otherwise acquired any of the Company’s capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests of the Company or any of its Subsidiaries, other than repurchases of capital stock in the ordinary course of business pursuant to any Company Plan (or agreement thereunder) in effect as of the Agreement Date;

(iii)    amended the Company Charter Documents, the committee charters of the committees of the Company Board or any corporate governance policy of the Company pertaining to members of the Company Board;

(iv)    authorized, issued, split, combined, subdivided or reclassified any capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, or other equity or voting interests of the Company other than issuances of capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, of the Company in the ordinary course of business pursuant to any Company Plan (or agreement thereunder) in effect as of the Agreement Date;

(v)    changed any of the methods of accounting, accounting practices or policies in any material respect of the Company or any of its Subsidiaries, other than such changes as required by GAAP or a Governmental Entity;

(vi)    entered into any Contract between the Company or its Subsidiaries, on the one hand, and any of the Company’s directors (including director nominees or candidates), officers or stockholders (in their capacity as such), on the other hand, including any stockholder agreement, investor rights agreement, board representation or board nomination agreement or any similar Contract, other than, in the case of officers, in the ordinary course of business consistent with past practice in connection with such officer’s employment or take or omit to take any other action that could reasonably be expected to result in a modification to the composition of the Company Board or grant any consent rights with respect to any actions by the Company or its Subsidiaries to any stockholder;

(vii)    merged or consolidated the Company or any of its Subsidiaries with any Person;

(viii)    (A) filed, or consented by answer or otherwise to the filing against the Company or any of its Subsidiaries of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, insolvency, reorganization, moratorium or other similar Law of any jurisdiction, (B) made an assignment for the benefit of the creditors of the Company or any of its Subsidiaries, (C) consented to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any of its Subsidiaries or with respect to any substantial part of its or their property, (D) dissolved, liquidated or wound up the Company or (E) taken any corporate action for the purpose of any of the foregoing;

(ix)    (A) acquired, in a single transaction or a series of related transactions, any business or Person, by merger or consolidation, purchase of assets, properties, claims or rights or equity interests, or by any other manner, for an aggregate purchase price (when taken together with all such acquisitions) in excess of $1,000,000, or (B) divested, in a single transaction or a series of related transactions, any assets, properties, claims or rights or equity interests for an aggregate sales price (when taken together with all such divestitures) in excess of $1,000,000; provided that acquisitions or dispositions of goods, products or services in the ordinary course of business shall not constitute acquisitions or divestitures for purposes of this clause (ix);

(x)    abandoned, permitted to lapse, disposed of, assigned, transferred, or licensed any Intellectual Property owned by the company or any of its Subsidiaries, other than non-exclusive licenses of Intellectual Property granted in the ordinary course of business; or

(xi)    agreed, authorized, resolved or recommended, whether in writing or otherwise, to do, or taken any action reasonably likely to lead to or result in, any of the foregoing.

Section 3.7    Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, arbitration, claim, charge, audit, action or, to the Knowledge of the Company, investigation against the Company or any of its Subsidiaries, or (b) outstanding Order, injunction, ruling, writ or decree of any Governmental Entity imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Entity.

Section 3.8    Compliance with Laws; Permits. The Company and each of its Subsidiaries are, and since January 1, 2016, have been, in compliance with all Laws applicable to the Company or any of its Subsidiaries, in each case except for instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.9    Tax Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)    The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, complete and accurate.

(b)    All Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.

(c)    All amounts of Taxes required to be withheld by the Company or any of its Subsidiaries have been duly withheld and remitted to the appropriate taxing authority as required by applicable Law.

(d)    The Company has not received written notice of any pending audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries, and no audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries are pending or in progress.

(e)    There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f)    None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring in the prior two years that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(g)    No deficiency for any Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been specifically identified in the Filed SEC Documents and adequately reserved against in accordance with GAAP.

(h)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(i)    Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section  1.6011-4(b)(2).

Section 3.10    Employee Benefits.

(a)    Section 3.10(a) of the Company Disclosure Schedules contains a complete and correct list of each material Company Employee Benefit Plan. The Company has made available to Parent copies of the following (as applicable) with respect to each material Company Employee Benefit Plan: (i) the current plan document, or if unwritten, a summary of the material terms thereof; (ii) the most recent summary plan description and annual report (Form 5500) with all attachments and schedules; (iii) the most recently received Internal Revenue Service determination, advisory or opinion letter; (iv) copies of any material correspondence with the Department of Labor or the Internal Revenue Service; and (v) all trust agreements, insurance contracts and other funding arrangements. Except for instances that, individually or in the aggregate, have not had and would not be reasonably to be expected to have a Company Material Adverse Effect, (i) each Company Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) all required contributions, payments, reimbursements, distributions, accruals and premiums for all periods ending prior to or as of the Closing Date with respect to each Company Employee Benefit Plan have been timely made, or if not yet due, properly accrued; (iii) no events have occurred that would result in a liability of the Company or any of its Subsidiaries under Section 4980B, 4980D, or 4980H of the Code; (iv) each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination letter from the Internal Revenue Service, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Employee Benefit Plan; (v) neither the Company nor any of its Subsidiaries has any liabilities to provide post-termination health or life insurance benefits other than as required by Section 4980B of the Code and for which the recipient pays the full premium cost; (vi) none of the Company, any of its Subsidiaries or any ERISA Affiliate has any current or contingent liability or obligation with respect to any plan that is or was subject to Title IV of ERISA or Section 412 of the Code or any “multiemployer plan” within the meaning of Section 3(37) of ERISA; (vii) no Company Employee Benefit Plan has any unfunded or underfunded liabilities; (viii) there are no claims or Legal Proceedings (other than routine claims for benefits) pending or threatened with respect to any Company Employee Benefit Plan; and (ix) no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) that would result in material liability to the Company or any of its Subsidiaries has occurred with respect to any Company Employee Benefit Plan.

(b)    Except as set forth under Section 3.10(b) of the Company Disclosure Schedules, the execution, delivery and performance of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event, result in (i) an increase in the amount of compensation or benefits payable to any Company Employee, (ii) any entitlements for any Company Employee to severance, termination, change in control or similar pay or benefits, (iii) the acceleration of the vesting or timing of the payment of any compensation or benefits payable to or in respect of any Company Employee or (iv) any increased or accelerated funding obligation with respect to any Company Plan or Company Employee Benefit Plan. Neither the Company nor any of its Affiliates is party to an agreement with a Company Employee that provides for any “gross up” payment for taxes pursuant to Sections 4999 or 409A of the Code.

Section 3.11    Labor Matters. Except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or Contract with any labor organization, (b) with respect to its employees, to the Knowledge of the Company and each of its Subsidiaries, there have not been any ongoing or threatened union organizational activities since January 1, 2016, (c) there are not currently and, since January 1, 2016, have not been any labor strikes, slowdowns, work stoppages, pickets, lockouts or other material labor disputes with respect to the employees of the Company or any of its Subsidiaries, (d) the Company and its Subsidiaries are, and since January 1, 2016, have been, in compliance with all applicable Laws governing or concerning labor relations and employment, and (e) to the Knowledge of the Company and each of its Subsidiaries, no employee layoff, facility closure or similar reduction in force is currently contemplated, planned or announced.

Section 3.12    Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is, and since January 1, 2016, has been, in compliance with all applicable Environmental Laws, (b) each of the Company and its Subsidiaries has obtained and, since January 1, 2016, has been in compliance with, all Permits required under Environmental Laws for the occupancy of their respective owned or leased real property and operation of their respective businesses as currently occupied and conducted, (c) there is no suit, claim, action or proceeding under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries has received any unresolved written notice alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Laws, (e) neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for the disposal of, transported, handled, exposed any Person to or released any Material of Concern, or owned or operated any facility or property contaminated by any Material of Concern, so as to give rise to any liabilities pursuant to any Environmental Law, including conducting, funding or reimbursing another Person for environmental remedial activities pursuant to any Environmental Law at material cost to the Company or its Subsidiaries.

Section 3.13    Intellectual Property.

(a)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or its Subsidiaries exclusively own all Intellectual Property registrations and applications owned by such entities filed in their names that have not expired or have not been abandoned, including internet domain names (the “Company Registered IP”); and (ii) the Company and its Subsidiaries own, or have sufficient rights to use, all other Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) no claims are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company and its Subsidiaries infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property of any Person, (ii) no claims are pending or threatened by the Company or any of its Subsidiaries against any Person alleging any infringement, misappropriation, dilution, or other violation of the Intellectual Property owned by the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries has not infringed and does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any Person, (iv) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries, and (v) there have been no material breaches of the security of the Company’s or its Subsidiaries’ computer software, websites and systems (including the confidential data transmitted thereby or stored therein).

(c)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) in the last twelve months, there have been no failures, breakdowns, breaches, outages or unavailability of the hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems used in the conduct of business (collectively, the “Business Information Systems”) and (ii) to the knowledge of the Company, the Company and each of its Subsidiaries have taken commercially reasonable measures to ensure that, except as may have been created, stored, or used in connection with the testing or validation of the products and services of the Company and any of its Subsidiaries, the Business Information Systems are free from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of unauthorized activities, including by the use of antivirus software with the intention of protecting the Business Information Systems from becoming infected by viruses and other harmful code and by implementing systems and procedures for the monitoring and alerting of any such problems or issues with the Business Information Systems.

(d)    To the extent that software included in the Intellectual Property of the Company and its Subsidiaries that is distributed by the Company or its Subsidiaries uses, incorporates or has embedded in it any source, object or other software code subject to an “open source,” “copyleft” or other similar types of license terms (including, without limitation, any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, or any license that is approved by the Open Source Initiative (www.opensource.org/licenses) or any other software that is licensed pursuant to an open source, public-source, freeware or other similar third party license agreement), the Company uses commercially reasonable efforts to ensure that such software is not used, produced or distributed in a way that requires, or conditions the distribution of any such software on, (i) the disclosure of any source code included in such Intellectual Property, or (ii) the unlimited distribution of any software included in such Intellectual Property without charge.

(e)    The Company and its Subsidiaries take commercially reasonable actions to protect and preserve the confidentiality of their trade secrets and the security of their material computer software, websites and systems (including the confidential data transmitted thereby or stored therein), including implementing a policy requiring employees and contractors who are reasonably expected to receive access to trade secrets to sign nondisclosure agreements and all employees who develop material Intellectual Property for the Company or its Subsidiaries to execute written agreements assigning all rights to such Intellectual Property to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiary has performed developments for any third party except where the Company or a Subsidiary owns or retains a right to use any Intellectual Property developed in connection therewith that is necessary for the operation of its business, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 3.14    Property. Neither the Company nor any of its Subsidiaries owns any real property. The Company or one of its Subsidiaries has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens) and to the Knowledge of the Company, none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting any Company Lease, which default continues on the Agreement Date. The Company or its Subsidiaries have good and marketable title to all of its or their personal properties (whether tangible or intangible), rights and assets, free and clear of all Liens in all material respects other than Permitted Liens.

Section 3.15    Company Material Contracts.

(a)    Section 3.15 of the Company Disclosure Schedules lists each of the following written contracts and agreements (other than any lease of Company Leased Real Property and contracts and agreements relating to Intellectual Property) to which the Company or any of its Subsidiaries is a party that is in effect as of the Agreement Date (each such Contract or arrangement, together with any such contracts or arrangements entered into after the Agreement Date, collectively being “Company Material Contracts”):

(i)    any joint venture, partnership or strategic alliance contract or investment agreement, in each case related to the formation, creation, operation, management or control of any partnership or joint venture in which the Company or any of its Subsidiaries owns any partial interest and that is material to the business of the Company and its Subsidiaries, taken as a whole, other than revenue sharing agreements entered into in the ordinary course of business;

(ii)    any settlement, conciliation or similar contract which would require the Company or any of its Subsidiaries to pay consideration of more than $2,000,000 (after taking into consideration any insurance proceeds available to the Company or any of its Subsidiary, as applicable, in respect thereof) or to satisfy any material non-monetary obligations, in each case after the Agreement Date;

(iii)    any contract that contains any covenant limiting, to a degree that is material to the Company or any of its Subsidiaries, the ability of the Company or any of its Subsidiaries, as applicable, to engage in any line of business or compete with any Person, in each case in any geographic area (excluding any contracts entered into with distributors or suppliers in the ordinary course of business);

(iv)    any contract or agreement (A) for the acquisition, directly or indirectly (by merger or otherwise) of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $2,000,000 and that has not closed prior to the Agreement Date or pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than indemnification obligations with respect to current or former directors and officers), “earn-out” or other similar contingent payment obligations that are reasonably expected to exceed $2,000,000 in the aggregate after the Agreement Date or (B) that gives any Person the right to acquire any assets of the Company or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the Agreement Date with a total consideration of more than $2,000,000;

(v)    a contract or agreement pursuant to which Company or its Subsidiaries has licensed or otherwise been granted rights under any Intellectual Property from any other Person for distribution with the Company’s products, other than licenses to generally commercially available software or other Technology that have an ongoing cost of $1,000,000 or less per annum in the aggregate;

(vi)    a contract or agreement pursuant to which material Intellectual Property owned by the Company or any of its Subsidiaries is licensed or transferred to any other Person, other than any (A) non-disclosure agreements entered into in the ordinary course of business; and (B) non-exclusive licenses (including software as a service or “SaaS” license) granted in the ordinary course of business or in connection with the sale of the Company’s or its Subsidiaries’ products or services; and

(vii)    all Affiliate Arrangements.

(b)    (i) Each Company Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries, or any of their respective properties or assets is bound (other than the Company Plans) is valid, binding and enforceable on the Company and any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, is in compliance in all material respects with all Company Material Contracts and has performed in all material respects all obligations required to be performed by it under each Company Material Contract, (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, and (iv) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Company Material Contract.

Section 3.16    Insurance. (a) Neither the Company nor any of its Subsidiaries is in material default under any material insurance policy of the Company, (b) all material claims made thereunder have been properly and timely filed, and (c) no written notice of cancellation or termination of coverage has been received by the Company or its Subsidiaries with respect to any such material insurance policy, other than in connection with ordinary renewals. Each material insurance policy of the Company is in full force and effect and is the valid and binding obligation of the Company or its applicable Subsidiary named as the insured therein, subject, as to enforceability, to the Bankruptcy and Equity Exception.

Section 3.17    No Broker. Except as set forth in Section 3.17 of the Company Disclosure Schedules, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions based upon arrangements made by, or on behalf of, the Company or any of its Subsidiaries.

Section 3.18    Registration. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to (or which, to the Knowledge of the Company, is reasonably likely to) have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has the Company received, as of the Agreement Date, any notification that the SEC is contemplating terminating such registration.

Section 3.19    Investment Company Act. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.20    Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Section 3.21    No Rights Agreement. The Company is not party to a stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan and no anti-takeover statutes currently in effect in any jurisdiction in which the Company operates are applicable to this Agreement and the Transactions, including the Merger.

Section 3.22    Certain Business Relationships with Affiliates. Other than the Transactions and except as set forth in Section 3.22 of the Company Disclosure Schedules or in the Filed SEC Documents, none of the officers, directors or stockholders of the Company is presently a party to any transaction, agreement or arrangement with the Company (other than for services as officers and directors entered into in the ordinary course of business) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.23    Privacy and Data Protection. The Company and its Subsidiaries have operated their businesses in a manner compliant in all material respects with applicable Privacy and Security Laws and regulations and contractual obligations applicable to the Company’s and its Subsidiaries’ collection, handling, storage, processing, use, transmission, disclosure and securing of their and their customers’ data (including Personal Data). The Company and its Subsidiaries have policies and procedures in place designed to ensure the integrity and security of the data collected, handled, stored, processed, used, transmitted or disclosed in connection with the delivery of their product offerings. The Company and its Subsidiaries comply with, have reasonable policies and procedures in place designed to ensure Privacy and Security Laws are complied with and take appropriate steps which are reasonably designed to assure compliance in all material respects with, such policies and procedures. Such policies and procedures comply in all material respects with all Privacy and Security Laws applicable to the Company and/or its Subsidiaries as well as all contractual obligations applicable to the Company and/or its Subsidiaries. The

Company and its Subsidiaries have required and do require all third parties to which they provide any confidential, sensitive or protected data to maintain the privacy and security of such data, including by contractually requiring such third parties to protect such data from unauthorized access by and/or disclosure to any unauthorized third parties. To the Knowledge of the Company, neither the Company nor its Subsidiaries have experienced any security incident, including any losses or thefts of, or security breaches relating to, Personal Data, that has materially compromised the privacy and/or security of any data, or any unauthorized access or unauthorized use of any Personal Data, or improper disclosure of any Personal Data to any third Person. To the Knowledge of the Company, neither the Company nor its Subsidiaries have experienced any failure or substandard performance of any information technology, information security, database or other computer system which has resulted in any material disruption to the business of the Company or its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation by any Governmental Entity for a violation of any Privacy and Security Laws.

Section 3.24    Illegal Payments; FCPA Violations. During the past five years, none of the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has (i) in violation of any Anticorruption Law, paid, caused to be paid, agreed to pay, or offered, directly or indirectly, in connection with the business of the Company, any payment or gift given to any person acting in an official capacity for any Governmental Entity, to any political party or official thereof, or to any candidate for political office (each, a “Government Official”) with the purpose of (w) influencing any act or decision of such Government Official in his official capacity; (x) inducing such Government Official to perform or omit to perform any activity related to his legal duties; (y) securing any improper advantage; or (z) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company or its Affiliates in obtaining or retaining business for or with, or in directing business to, the Company or its Affiliates; (ii) made any illegal contribution to any political party or candidate; (iii) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose; (iv) taken any action that would violate the U.S. Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act 2010 or any other applicable anti-bribery or anti-corruption law under any applicable jurisdictions (collectively, “Anticorruption Laws”); or (v) paid, caused to be paid, agreed to pay, or offered, directly or indirectly, in connection with the business of the Company, any bribe, kickback or other similar payment or gift to any supplier or customer in violation of an Anticorruption Law. The Company has not received any notice alleging any such violations or conducted any internal investigation with respect to any actual, potential or alleged violation of Anticorruption Laws.

Section 3.25    Economic Sanctions. The Company and its Subsidiaries are not in contravention of and, during the past five years, have not engaged in any conduct sanctionable under U.S. economic sanctions laws, including laws administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, the Iran Threat Reduction and Syria Human Rights Act, the Iran Freedom and Counter-Proliferation Act of 2012, and any executive order issued pursuant to any of the foregoing.

Section 3.26    Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are and, during the past five years, have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no investigation by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 3.27    Compliance with Healthcare Laws. The Company and its Subsidiaries, taken as a whole, (i) are in compliance in all material respects with all legal requirements (including applicable Laws of any Governmental Entity) relating to the provision, administration and/or payment for insurance, insurance-related and healthcare-related products, services or functions in the conduct of their respective businesses, including, but not limited to, (A) applicable federal and state insurance and insurance marketing legal requirements, including applicable Medicare, Medicaid and CHIP statutory or rule requirements; (B) applicable federal and state health insurance exchange (including Federally Facilitated Marketplace and State Partnership Marketplace) statutory or rule requirements; (C) the Patient Protection and Affordable Care Act (Pub. L. No. 111-48) and Health Care and Education Reconciliation Act (Pub. L. No. 111-152) and regulations promulgated thereunder relating to the provision of insurance and market exchanges; (D) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and regulations promulgated thereunder (collectively, “HIPAA”); (E) applicable legal requirements concerning the privacy and/or security of personal data of or concerning an individual (including “protected health information” as that term is defined under HIPAA), including, where applicable, state data breach notification legal requirements, except where the non-compliance with such laws, acts, regulations and other requirements would not, reasonably be expected to have a Company Material Adverse Effect, (ii) possess all material certificates, authorizations, licenses, permits or other approvals required of them under the foregoing laws to conduct their respective businesses, and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization, license, permit or approval that, if the subject of an unfavorable decision, ruling or finding, would have a Company Material Adverse Effect, and (iii) have not received notice from any governmental or regulatory authority of potential or actual material non-compliance by, or liability of, the Company or any of its Subsidiaries under the foregoing laws, except where doing so would not violate applicable law or regulations or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.28    No Other Investor Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV hereof and such representations and warranties set forth in the other Transaction Documents, the Company hereby acknowledges that none of Parent, Merger Subsidiary or any of their respective Affiliates, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Investors or any of their respective Affiliates, as applicable, or their respective businesses, operations, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives. The Company, on behalf of itself and on behalf of its Subsidiaries and Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Except as set forth in the Parent Disclosure Schedules delivered by Parent to the Company on the Agreement Date (the “Parent Disclosure Schedules”), each of Parent and Merger Subsidiary represents and warrants to the Company as follows:

Section 4.1    Valid Existence. Parent is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and corporate authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Merger Subsidiary is a corporation duly organized and validly existing under laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Merger Subsidiary and Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended to date, of Merger Subsidiary and Parent.

Section 4.2    Authority; Binding Nature of Agreement. Each of Merger Subsidiary and Parent has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Merger Subsidiary and Parent, the performance by each of Merger Subsidiary and Parent of its obligations hereunder and the consummation by each of Merger Subsidiary and Parent of the Transactions have been duly authorized by the boards of directors of each of Merger Subsidiary and Parent. Other than the approval by Parent in its capacity as the sole stockholder of Merger Subsidiary, no other corporate proceedings on the part of Merger Subsidiary or Parent are necessary to authorize the execution and delivery of this Agreement, the performance by either Merger Subsidiary or Parent of its obligations hereunder and the consummation by either Merger Subsidiary or Parent of the Transactions. This Agreement has been duly executed and delivered by each of Merger Subsidiary and Parent and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Merger Subsidiary and Parent, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3    Non-Contravention.

(a)    Neither the execution and delivery of this Agreement by Merger Subsidiary and Parent nor the consummation by Merger Subsidiary and Parent of the Transactions will, directly or indirectly (with or without notice or lapse of time): (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws, or other similar organizational documents of Merger Subsidiary or Parent; or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any judgment or Law applicable to Merger Subsidiary or Parent, in each case, other than any such event which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions.

(b)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by Merger Subsidiary or Parent in connection with Merger Subsidiary’s and Parent’s execution, delivery and performance of this Agreement or the consummation by Merger Subsidiary or Parent of the Transactions, except for (i) compliance with the DGCL, (ii) compliance with and filings pursuant to the HSR Act and Foreign Antitrust Laws, (iii) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, and (iv) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the Transactions.

Section 4.4    No Legal Proceedings Challenging the Merger. As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Subsidiary or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Merger Subsidiary or Parent challenging the Merger.

Section 4.5    Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by any such Person for which the Company or its officers or directors could have any liability.

Section 4.6    Parent Information. None of the information supplied or to be supplied in writing to the Company by or on behalf of Parent or Merger Subsidiary specifically for inclusion in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Subsidiary makes any representation with respect to information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

Section 4.7    Activities of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of effecting the Merger. Merger Subsidiary has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

Section 4.8    Disclosure Documents. The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first sent or given to the stockholders of the Company or at the time of the approval by the stockholders of the adoption of this Agreement and the Transactions, including the Merger (the “Company Stockholder Approval”), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.9    Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect as of the Agreement Date and constitutes a valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms (subject to the Bankruptcy and Equity Exception). No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any Guarantor under the Guarantee.

Section 4.10    Voting Agreements. Concurrently with the execution of this Agreement, Parent and the stockholders party thereto have delivered to the Company the duly executed Voting Agreements. Each of the Voting Agreements is in full force and effect as of the Agreement Date and constitutes a valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms (subject to the Bankruptcy and Equity Exception). No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Voting Agreements.

Section 4.11    Solvency. At the Closing, Parent will have sufficient cash to fund the Merger Consideration and all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses. None of Parent, Merger Subsidiary or the Guarantor is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company’s Subsidiaries. Each of Parent and Merger Subsidiary is Solvent as of the Agreement Date, and each of Parent and the Company and the Company’s Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or the Transactions, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the representations and warranties in Article III are true and correct in all material respects, be Solvent at and after the Closing. As used in this Section 4.11, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and, after the Closing, the Surviving Corporation and the Company’s Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Parent and, after the Closing, the Surviving Corporation and the Company’s Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent has and, after the Closing, the Company and the Company’s Subsidiaries (on a consolidated basis) and each them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.11, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.12    Certain Arrangements.

(a)    As of the Agreement Date, there are no Contracts or commitments to enter into Contracts between Parent, Merger Subsidiary, the Guarantors or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company’s Subsidiaries, on the other hand.

(b)    There are no Contracts or commitments to enter into Contracts pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or, other than the Rollover Agreements and the Voting Agreements, pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.13    No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Merger Subsidiary and Parent hereby acknowledge and agree that: (a) neither the Company nor any Company’s Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company’s Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person; and (b) except in the case of fraud, neither the Company nor any Company’s Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any Company’s Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any of the Transactions.

Section 4.14    Non-Reliance.

(a)    Parent and Merger Subsidiary hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, Parent, Merger Subsidiary and their respective Affiliates and Representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Parent and Merger Subsidiary and their respective Affiliates and Representatives, as of the Agreement Date, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement, and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)    In connection with the due diligence investigation of the Company by Merger Subsidiary and Parent and their respective Affiliates and Representatives, Merger Subsidiary and Parent and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Subsidiary and Parent hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Subsidiary and Parent are familiar; (b) Merger Subsidiary and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) except in the case of fraud, Merger Subsidiary and Parent hereby waive any claim against the Company or any Company’s Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 4.14, and have relied solely on the results of their own independent investigation and on the representations, warranties, agreements and covenants made by the Company and contained in this Agreement. Accordingly, Merger Subsidiary and Parent hereby acknowledge and agree that none of the Company nor any Company’s Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE V

COVENANTS

Section 5.1    Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause its Representatives to: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the respective representatives of the Company and each of the Company Subsidiaries, and books, records, Tax Returns, material operating and financial reports, work papers, assets, executive officers, Contracts and other documents and information and properties relating to the Company and the Company Subsidiaries, (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as Parent may reasonably request, and (iii) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company and the Company Subsidiaries responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as Parent may reasonably deem necessary or appropriate. Information obtained by Merger Subsidiary or Parent pursuant to this Section 5.1 will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (B) result in a violation of applicable Law; or (C) result in loss of legal protection, including the attorney-client privilege and work product doctrine, provided that the Company shall (if permitted by Law) provide notice to Parent that such information is being withheld pursuant to such law or privilege if such notice can, in the good faith discretion of the Company, be provided in a manner that would not result in such loss or violation and use commercially reasonable efforts to disclose such documents and information in a manner that would not result in such loss or violation.

Section 5.2    Operation of the Company’s Business.

(a)    Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) or Section 5.2(b) of the Company Disclosure Schedules, or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall and shall cause the Company’s Subsidiaries to: (A) ensure that it conducts its business (x) in the ordinary course and substantially in accordance with past practices; and (y) in material compliance with all applicable Laws; (B) use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with material suppliers, landlords, and other Persons having material business relationships with the Company; (C) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (D) keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

(b)    Without limiting the generality of Section 5.2(a) above, except (w) as expressly contemplated, required or permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 5.2(b) of the Company Disclosure Schedules, or (z) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company’s Subsidiaries not to:

(i)    except as permitted by clauses (x), or (y) of Section 5.2(b)(ii), declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company’s Subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly owned Company’s Subsidiary to the Company or another direct or indirect wholly owned Company’s Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company’s Subsidiary securities; or

acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(ii)    sell, issue, grant, deliver, pledge or otherwise encumber or subject to any Lien or authorize the sale, issuance, grant, delivery, pledge or encumbrance of subjection to any Lien of: (A) any capital stock or other equity security; (B) any option, call, warrant or right to acquire any capital stock or other equity security; or (C) any instrument convertible into or exercisable or exchangeable for any capital stock or other equity security, except that (x) the Company may issue shares of Company Common Stock pursuant to the exercise of Company Equity Awards under the Company Plans, in each case, outstanding on the Agreement Date, and (y) the Company may adopt a shareholder rights plan in response to an Acquisition Proposal and issue rights to Company stockholders in connection therewith provided that any such shareholder rights shall not apply to the Merger or the other transactions expressly contemplated by this Agreement;

(iii)    except as otherwise contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

(iv)    amend or permit the adoption of any amendment to the Company Charter Documents;

(v)    acquire any equity interest in or business of any other Person or division thereof, or enter into any Contract with respect to any such acquisition, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi)    enter into any Contract that would explicitly impose any material restriction on the right or ability of the Company or any of the Company’s Subsidiary: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to perform services for or sell products to any other Person; (D) to transact business with any other Person; (E) to operate at any location in the world, or (F) to grant more favorable pricing terms with others (through “most favored nation” terms or other similar pricing restrictions), except in the ordinary course of business and consistent with past practice, and in each case, other than Contracts that contain covenants that prohibit the Company or any Subsidiary of the Company from using any trade names other than the Company’s or any of its Subsidiary’s trade names;

(vii)    other than in the ordinary course of business, enter into, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under any Company Material Contract;

(viii)    sell, make any pledge of, or otherwise dispose of, or lease or license any right or other asset or property of the Company or the Company’s Subsidiaries to any other Person, except inventory and transactions in the ordinary course of business or permit any of its assets to become subject to any Liens, other than Permitted Liens;

(ix)    lend money to any Person (other than advances to Company Employees in the ordinary course of business consistent with past practices), guarantee any Indebtedness

(other than in the ordinary course of business consistent with past practices), or incur any Indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business);

(x)    (A) hire or terminate any employee whose annual base cash compensation is $200,000 or more, other than individuals who are replacing former employees on substantially the same terms and conditions of employment, (B) except to the extent required by applicable Law or by written agreements existing on the Agreement Date that have been disclosed or made available to Parent, pay, increase, or agree to pay or increase any pension, retirement allowance, termination or severance pay, material bonus or other material employee benefit not required by any existing Company Employee Benefit Plan or other agreement or arrangement in effect on the Agreement Date to any current or former employee, officer, director, stockholder or other service provider of the Company or any of the Company Subsidiaries, whether past or present, (C) except to the extent required by applicable Law or by written agreements existing on the Agreement Date that have been disclosed or made available to Parent, enter into or amend any material Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary not to exceed $150,000, (D) take any action to accelerate the vesting, payment or funding of compensation or benefits under the Company Employee Benefit Plan, a Company employee agreement or otherwise, or (E) except as required to ensure that any Company Employee Benefit Plan is not then out of compliance with applicable Law and except as required by any Company Employee Benefit Plan in effect on the Agreement Date or otherwise required by Law, enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Employee Benefit Plan or benefit arrangement or any collective bargaining agreement;

(xi)    enter into any Affiliate Arrangements;

(xii)    implement any employee layoffs that would implicate the Worker Adjustment and Retraining Notification Act or any similar Law, or any other reductions in force or voluntary or involuntary employment termination programs outside the ordinary course of business;

(xiii)    other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of accounting, accounting policies or accounting practices in any material respect;

(xiv)    amend, modify, extend, renew or terminate any material Company Lease or enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property;

(xv)    except as required by applicable Law, (A) make or change any material Tax election, method, period, policy or practice, (B) file any material amendment to any material Tax Return, (C) settle or compromise any material liability for Taxes, (D) consent to or request any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, (E) incur any material Tax liability outside of the ordinary course of business, (F) prepare or file any Tax Return in a manner inconsistent with past practice, provided that if there has been a change of law or such change is otherwise required by Law, then the Company and the Company Subsidiaries shall be permitted to prepare or file Tax Returns in compliance with such Law, (G) surrender any right to claim a material refund of Taxes, or (H) fail to pay any material Taxes as they become due and payable (including estimated taxes);

(xvi)    sell, assign, transfer, license, permit to lapse, abandon or otherwise dispose of any material Intellectual Property of the Company, except for in the ordinary course of business;

(xvii)    incur any capital expenditures or any obligations or liabilities in respect thereof, except capital expenditures that are incurred in the ordinary course of business consistent with past practice;

(xviii)    except as with respect to Transaction Litigation, which shall be governed by Section 5.11, and appraisal litigation which shall be governed by Section 1.4, settle any litigation or other proceedings before a Governmental Entity if such settlement (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $1,000,000 individually or $3,000,000 in the aggregate, net of any amount covered by insurance to the extent proceeds therefrom are actually received or indemnification, or (B) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would have a material effect on the continuing operations of the Company and the Company Subsidiaries, taken as a whole; or

(xix)    authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 5.3    Acquisition Proposals.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, from the Agreement Date until 11:59 p.m. Central Time on the date which is 45 days after the Agreement Date (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Special Committee) to directly or indirectly (i) initiate, solicit, facilitate and encourage Acquisition Proposals, including by way of public disclosure and by way of providing access to non-public information to any person (each, a “Solicited Person”) pursuant to (but only pursuant to) a confidentiality agreement; and (ii) enter into, maintain and otherwise participate in discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations. Except as set forth in Section 5.3(c) and except with respect to any Excluded Party, after the Go-Shop Period End Date, the Company agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees will, and that it will cause its and its Subsidiaries’ agents, advisors and other Representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company), not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any non-public information to, any person in connection with an Acquisition Proposal, (iii) agree to or approve, endorse or recommend any Acquisition Proposal or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to, or reasonably be expected to result in, any Acquisition Proposal (other than a confidentiality agreement), or (iv) release any third party from confidentiality obligations under any confidentiality agreement to which the Company is a party. Within forty-eight hours following the Go-Shop Period End Date, the Company shall notify Parent of the material terms and conditions of any proposal or offer regarding an Acquisition Proposal (including any amendments or modifications thereof) received from any Excluded Party (which shall include a copy of the proposal made by such Excluded Party (which copy may be redacted to omit the identity of such Excluded Party) and a summary of any financing material related thereto (if any)).

After the Go-Shop Period End Date, the Company shall notify Parent promptly (and in any event within forty-eight hours following receipt), orally and in writing, of the Company’s receipt of any Acquisition Proposal (including material amendments or proposed material amendments thereto) and provide a summary of the material terms and conditions thereof.

(b)    Following the Go-Shop Period End Date, the Company shall keep Parent informed of the status of any Acquisition Proposal, on a reasonably current basis (and in any event within forty-eight hours of the occurrence of any material changes, developments, discussions or negotiations), specifying (i) the material terms and conditions of any such Acquisition Proposal, including material amendments or proposed material amendments, and (ii) whether the Company has any intention to provide confidential information to such Person. Without limiting the foregoing, the Company shall (i) promptly notify Parent in writing if it determines to initiate actions concerning a proposal, offer, inquiry, contact or request, in each case as permitted by this Section 5.3(b), and (ii) provide Parent with forty-eight hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or the Special Committee at which the Company Board or the Special Committee, as applicable, is reasonably expected to consider any inquiry, proposal or offer relating to any Acquisition Proposal.

(c)    Notwithstanding anything to the contrary in this Section 5.3, at any time after the Go-Shop Period End Date and prior to the receipt of the Company Stockholder Approval, the Company and its Representatives may (acting under the direction of the Special Committee), following the receipt of a written Acquisition Proposal (provided that such Acquisition Proposal shall not have been obtained in violation of Section 5.3(a) and the Company shall have complied with the requirements of Section 5.3(a) with respect to such Acquisition Proposal):

(i)    contact the person or group of persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof and to notify such person of the restrictions of this Section 5.3;

(ii)    provide information (including any non-public information or data concerning the Company or any of its Subsidiaries) in response to the request of the person or group of persons who has made such Acquisition Proposal, if prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed a confidentiality agreement, a copy of which shall be promptly (and, in any event, within 48 hours) provided to Parent; provided that the Company shall make available to Parent all material non-public information concerning the Company and its Subsidiaries that is provided to any person or group of persons making such Acquisition Proposal that is given such access to the extent not previously provided to Parent and Merger Subsidiary within 48 hours of providing it to such person or group of persons; and/or

(iii)    engage or participate in any discussions or negotiations with the person or group of persons who has made such Acquisition Proposal (including solicitation of revised Acquisition Proposals);

provided that prior to taking any action described Section 5.3(c)(ii) or Section 5.3(c)(iii) above, the Special Committee has determined, in good faith (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal. For the avoidance of doubt, after the Go-Shop Period End Date, the Company may continue to take any of the actions described in this Section 5.3(c) with respect to any Acquisition Proposal submitted by a Solicited Person on or before the Go-Shop Period End Date if the Special Committee has determined, in good faith (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (each such Solicited Person, an “Excluded Party”). Any Excluded Party shall cease to be an Excluded Party for all purposes of this Agreement immediately at such time as the offer or proposal with respect to an Acquisition Proposal made by such Person is withdrawn, is terminated or expires, or the Special Committee determines in good faith that such offer or proposal has ceased to constitute, or is no longer reasonably likely to result in, a Superior Proposal.

(d)    Except as set forth in this Section 5.3(d), neither the Company Board nor the Special Committee shall (i) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Subsidiary, or propose publicly to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Subsidiary, the Company Recommendation, (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal, (iii) fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (iv) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Acquisition Proposal, or (v) resolve or publicly announce its intention to do any of such actions under clauses (i) through (iv) (any of such actions under clauses (i) through (v) being referred to as a “Change of Recommendation”) or (vi) authorize, approve or recommend, or cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, acquisition agreement, merger agreement or other similar definitive agreement relating to, any Acquisition Proposal (an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, if, prior to obtaining the Company Stockholder Approval, the Company or the Special Committee shall have received a written Acquisition Proposal that the Special Committee determines, in good faith (after consultation with independent legal counsel), constitutes a Superior Proposal, the Company Board may effect a Change of Recommendation, recommend a Superior Proposal, authorize the Company to terminate this Agreement and/or authorize the Company or any of the Company Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, but only (i) if such Acquisition Proposal is not the result of a material breach by the Company of Sections 5.3(b) and 5.3(c); (ii) after (A) providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company or the Special Committee, as applicable, has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and a summary of any financing materials related thereto (if any) and indicating that the Company Board intends to effect a Change of Recommendation (it being understood that the Notice of Superior Proposal shall not constitute a Change of Recommendation), (B) negotiating with and causing its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate), during the five Business Day period immediately following delivery of the Notice of Superior Proposal (the “Notice Period”), to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided, that any material modifications to such Acquisition Proposal that the Special Committee has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to provide a new Notice of Superior Proposal (provided that any additional Notice Period shall be reduced to three Business Days); and (iii) following the end of such Notice Period(s), the Special Committee determines, in good faith (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), after considering the terms of any proposed modification or amendment to this Agreement by Parent, that the Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

(e)    Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board (or the Special Committee) from complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to an Acquisition Proposal; provided that if such disclosure includes a Change of Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation (it being understood that a statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not constitute a Change of Recommendation).

Section 5.4    Proxy Filing and Schedule 13E-3.

(a)    The Company shall prepare and file with the SEC, as promptly as practicable after the Agreement Date (and in any event no later than fifteen Business Days), the Schedule 13E-3 and a proxy statement in preliminary form relating to the meeting of the Company’s stockholders to be held in connection with the approval of the adoption of this Agreement and the Transactions, including the Merger (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to Section 5.3, shall include the Company Recommendation in the Proxy Statement. Each of Parent and the Company shall provide the other with the information contemplated by Section 5.6(c) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Schedule 13E-3 and the Proxy Statement and the resolution of any comments in respect thereof received from the SEC.

(b)    If the Company determines that it is required to file any document other than the Proxy Statement and the Schedule 13E-3 with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall prepare and file as soon as practicable such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement, Schedule 13E-3 and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the OTCQX. The Company may not file the Proxy Statement, Schedule 13E-3 or any Other Required Company Filing with the SEC, or respond to any SEC comments thereon, without providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith.

(c)    If at any time prior to the Stockholders Meeting (as defined below), any information relating to the Company, Parent, Merger Subsidiary or any of their respective Affiliates is discovered by the Company, on the one hand, or Parent or Merger Subsidiary, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, Schedule 13E-3, or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be prepared and filed as soon as practicable with the SEC by the Company and, to the extent required by applicable Law or the SEC or its staff, disseminated to the stockholders of the Company.

Section 5.5    Stockholders Meeting. Subject to Section 5.3 and unless this Agreement is earlier terminated pursuant to Article VII, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to establish a record date for, call, give notice of, convene and hold a meeting of holders of the Company Capital Stock (the “Stockholders

Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Once established, the record date of the Stockholders Meeting may not be changed without the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law. In the event that the date of the Stockholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Stockholders Meeting, as so adjourned, postponed or delayed. Subject to Section 5.3(e), the Company shall solicit from the stockholders of the Company proxies in favor of the adoption of this Agreement in accordance with the DGCL, and, subject to Section 5.3, the Company Board shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is timely provided to the Company’s stockholders, (ii) if as of the time for which the Stockholders Meeting is originally scheduled there are insufficient shares of Company Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stockholders Meeting, or (iii) if additional time is reasonably required to solicit proxies in favor of the adoption of this Agreement, with the prior written consent of Parent. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten Business Days prior to the date of the Stockholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Stockholder Approval.

Section 5.6    Filings; Other Actions; Notification.

(a)    Proxy Statement. The Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, shall promptly notify the other of the receipt of any comments of the SEC with respect to the Proxy Statement, Schedule 13E-3 or any Other Required Company Filing and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement, Schedule 13E-3 or any Other Required Company Filing. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement or Schedule 13E-3 by the SEC and the Company shall cause the definitive Proxy Statement and Schedule 13E-3 to be mailed as promptly as reasonably practicable (and in any event no later than five Business Days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement and Schedule 13E-3 (the “SEC Clearance Date”); provided that on the 10th calendar day after the filing of the preliminary Proxy Statement and Schedule 13E-3 if the SEC has not affirmatively notified the Company during such period that it will or will not be reviewing the Proxy Statement or Schedule 13E-3, then the Company shall contact the SEC on such date regarding the preliminary Proxy Statement and Schedule 13E-3 and if no response is received from the SEC then the second Business Day after such contact will be deemed the SEC Clearance Date. If necessary in order to comply with applicable securities Laws after the Proxy Statement and Schedule 13E-3 shall have been so disseminated, the Company shall disseminate as soon as practicable amended, supplemental or supplemented proxy material, and if required in connection therewith, re-solicit proxies.

(b)    Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Antitrust Laws, to consummate and make effective the Merger as soon as practicable, including preparing and filing as promptly as practicable (and in any event shall make all filings pursuant to the HSR Act within ten days of the Agreement Date) all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger and the Transactions. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and, where available, under applicable Foreign Antitrust Laws. The Company and Parent, and their respective Subsidiaries, shall (i) keep one another promptly apprised of any communications received from a Governmental Entity concerning the Merger and of the other Transactions; (ii) respond as promptly as practicable to all requests for additional information from a Governmental Entity under any Antitrust Law concerning the Merger or any of the Transactions; (iii) provide each other in advance, with a reasonable opportunity for review and comment, drafts of contemplated communications with any Governmental Entity concerning the Merger or any of the other Transactions; and (iv) provide each other advance notice of all meetings, conferences, or discussions with a Governmental Entity concerning the Merger or the other Transactions, and, unless prohibited by the Governmental Entity, permit one another to attend and participate therein either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or the Company’s Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing; provided, that neither the Company nor any of its Affiliates shall take or agree to take any such action without the prior written consent of Parent.

(c)    Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger, and shall provide the other party with final copies of any filings made with a Governmental Entity, with the exception of material responsive to a request for additional information from Government Antitrust Entities.

(d)    Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of the Company’s Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the Transactions. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting or substantive telephone discussion with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger unless, to the extent practicable, (i) it consults with the other party in advance and (ii) to the extent permitted by such Governmental Entity, it gives the other party the opportunity to attend and participate in such meeting or substantive telephone discussion.

(e)    Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.6, each of the Company (in the case of Section 5.5(e)(i) and Section 5.5(e)(iii) set forth below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i)    the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Transactions;

(ii)    the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including, without limitation, any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Parent, the Company or any of their respective Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by any Government Antitrust Entity (it being understood that no such action will be binding on the Company, Parent or any of their respective Affiliates unless it is contingent upon the occurrence of the Closing); provided, that neither the Company nor any of its Affiliates shall take or agree to take any such action without the prior written consent of Parent; and

(iii)    the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph (e)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(f)    Notwithstanding anything to the contrary set forth in this Agreement, (i) neither the Company nor any of the Company’s Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guarantee), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract, (ii) in no event will the Company, any of the Company Subsidiaries, Parent or Merger Subsidiary be required to take or commit to take any actions that would be reasonably likely to materially adversely impact or impose limitations on the ownership by Parent of any of its Subsidiaries of all or a material portion of the Company’s business or assets and (iii) in no event will Parent or Merger Subsidiary be obligated pursuant to this Agreement to, and the Company will not, without the written consent of Parent, sell, divest, license or hold separate any capital stock or other equity or voting interests or a material portion of the Company’s business or assets.

Section 5.7    Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the OTCQX to enable the removal by the Surviving Corporation of the Common Stock from the OTCQX and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.8    Public Announcements. The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection therewith) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except in all cases as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

Section 5.9    Financing Cooperation.

(a)    Prior to the Closing, the Company shall use commercially reasonable efforts to provide to Parent all cooperation reasonably requested by Parent in connection with the arrangement, syndication and consummation of any debt financing (the “Debt Financing” and the financing sources in respect thereof, the “Debt Financing Sources”), as determined by Parent in good faith, including, but not limited to, the following:

(i)    request its independent accountants to provide reasonable assistance to Parent consistent with their customary practice;

(ii)    execute and deliver any credit agreements, notes, guarantee and collateral documents, hedging arrangements, pay-off letters, other definitive financing documents, a certificate of the chief financial officer or treasurer (or other comparable officer) of any member of the Company that will be effective at the Closing certifying the solvency, after giving effect to the Closing, of such member of the Company on a consolidated basis and other customary certificates or documents as may be reasonably requested by Parent or any Debt Financing Source and otherwise reasonably facilitating the pledging of collateral; provided, that no such documentation shall be effective until immediately after the Closing;

(iii)    take such other actions as reasonably requested by Parent to facilitate the satisfaction on a timely basis of all the conditions precedent to the Debt Financing; and

(iv)    providing all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent required by any Debt Financing and requested at least five (5) Business Days prior to Closing, as determined by Parent in good faith.

(b)    Notwithstanding anything to contrary contained in Section 5.9(a), in no event shall the Company or any of its Subsidiaries be required to (1) bear any cost or expense, pay any fee, or incur any other actual or potential liability in connection with the Debt Financing prior to the Effective Time for which it is not reimbursed or is not otherwise indemnified by or on behalf of Parent, (2) take any actions to the extent such actions would unreasonably interfere with their respective ongoing business or operations, (3) take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any of their respective organizational documents or any applicable laws or any other material contracts to which such Person is a party, (4) become an issuer or other obligor with respect to the Debt Financing prior to the Closing Date, (5) pledge any assets or collateral, execute any definitive agreement in respect of the Debt Financing or any closing certificate or other agreement, or incur any liability or indebtedness in connection with the Debt Financing prior to the Closing Date, or (6) execute or deliver, or take any corporate or other action to adopt or approve, any document, agreement, certificate or instrument with respect to the Debt Financing that will be effective before the Closing Date.

(c)    Each of Parent and Merger Subsidiary acknowledges and agrees that (i) its obligations under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger, shall not be conditioned in any respect on Parent’s and/or Merger Subsidiary’s receipt of proceeds from, or any other aspect of, the Debt Financing.

Section 5.10    Directors and Officers Exculpation, Indemnification and Insurance.

(a)    Existing Agreements and Protections. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and the Company’s Subsidiaries under any and all indemnification agreements between the Company or any of the Company’s Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to acts, errors, omissions and service prior to the Effective Time that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and the Company’s Subsidiaries as of the Agreement Date, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law; provided, that the Company and Parent hereby agree that the provisions of the Certificate of Incorporation of the Surviving Corporation satisfy the requirements of this sentence with respect to the certificate of incorporation of the Company.

(b)    Indemnification. Without limiting the generality of the provisions of Section 5.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person to the extent currently provided for in the Company Charter Documents from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company’s Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the Transactions; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 5.10(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 5.10(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry; provided, that undertakings consistent with Section 145(e) of the DGCL shall be provided by an Indemnified Person to the extent required or permitted by applicable Law or the governing documents of the Company and the Company Subsidiaries.

(c)    Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Parent) under the first sentence of this Section 5.9(c) for so long as such “tail” policy shall be maintained in full force and effect. In satisfying its obligations under this Section 5.10(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(d)    Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.90.

(e)    No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.9, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) under this Section 5.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of the Company’s Subsidiaries, or applicable Law (whether at law or in equity).

(f)    Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 5.9 shall be joint and several.

(g)    Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company’s Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

Section 5.11    Transaction Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1, the Company shall promptly notify Parent of all Legal Proceedings commenced or threatened in writing against the Company or any of the Company’s Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings and other documentation with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.11, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.12    Rule 16b-3. Merger Subsidiary, Parent and the Company shall take all such steps as may be reasonably required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13    Employee Matters.

(a)    For purposes of this Section 5.13, (i) the term “Covered Employees” means employees who are actively employed by the Company or any Subsidiary of the Company at the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b)    During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Subsidiary to, provide to the Covered Employees for so long as such Covered Employees remain employees of Parent, the Surviving Corporation or any Subsidiary of the Company during the Continuation Period, compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) and benefits that are in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and benefits (excluding, any defined benefit pension plan or retiree medical benefits) being provided to Covered Employees immediately prior to the Effective Time.

(c)    In the event any Covered Employee first becomes eligible following the Effective Time and in the plan year in which the Effective Time occurs to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries that is a health benefit plan (a “Parent Employee Benefit Plan”) Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the analogous Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) use commercially reasonable efforts to provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan providing medical, dental or vision benefits during the calendar year in which the Effective Time occurs in which such amount was paid, to the same extent such credit was given under the analogous Company Employee Benefit Plan that the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(d)    As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company’s Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable, and not for any purpose under any equity-based plan or arrangement) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan (other than any equity-based plan) in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 5.13(d) result in any duplication of benefits or compensation for the same period of service.

(e)    Nothing in this Section 5.12 shall (i) be construed to limit the right of Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation) to amend, modify or terminate any Company Plan, Company Employee Benefit Plan, or other benefit or compensation plan program, policy, contract, agreement or arrangement (ii) be construed to establish or modify or amend benefit or compensation plan, program, agreement or arrangement, (iii) be construed to require Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation or any of its Subsidiaries) to retain the employment or service of or provide any particular term or condition of employment or service to any particular Person for any fixed period of time following the Effective Time, or to limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation or any of its Subsidiaries) to terminate the employment or service of any Person at any time and for any or no reason, or (iv) be construed to create any rights or remedies including any third party beneficiary rights in any Person not a party to this Agreement.

Section 5.14    Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed a confidentiality agreement, dated as of December 14, 2016 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

Section 5.15    Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.16    Parent Vote. Subject to the Voting Agreements, immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Subsidiary, will execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.

Section 5.17    Director and Officer Resignations. The Company shall cause (a) each member of the Company Board, (b) each director or manager of each Company Subsidiaries and/or (c) each officer of each of the Company and each Company Subsidiary, in each case, if requested by the Parent to the Company in writing at least three Business Days prior to the Closing, to tender his or her resignation effective as of the Closing, as the case may be and shall cause the Company Board and the board (or equivalent governing body) of any relevant Company Subsidiary to pass any relevant resolutions and make any necessary filings in connection with any such resignations.

Section 5.18    Actions Taken at the Direction of the Beneficial Owners. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article III and Article V hereof, if the alleged breach is the proximate result of action or inaction by the Company at the express written direction of any Beneficial Owner, regardless of whether there is any approval by or direction from the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

ARTICLE VI

CONDITIONS TO MERGER

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of the following conditions:

(a)    Company Stockholder Approval. Company Stockholder Approval shall have been obtained.

(b)    Governmental Approvals. The waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable Antitrust Law shall have expired or been terminated, and the consents, approvals, permits, Orders, declarations or filings with, or notice to, any Governmental Entity (each, a “Governmental Approval”) to the consummation of the Merger set forth on Section 6.1(a) of the Company Disclosure Schedules shall have been obtained.

(c)    No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have:

(i)    enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger; or

(ii)    issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger.

Section 6.2    Additional Parent and Merger Subsidiary Conditions. The obligations of Parent and Merger Subsidiary to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing:

(a)    Compliance with Agreements and Covenants. The Company shall have performed in all material respects its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date.

(b)    Accuracy of Representations and Warranties. (a) The representations and warranties of the Company set forth in (i) Section 3.1 (Organization; Standing), Section 3.3 (Authority; Noncontravention), Section 3.6 (Absence of Certain Changes) and Section 3.17 (No Brokers), and Section 3.21 (No Rights Agreement) shall be true and correct in all material respects as of the Agreement Date and as of immediately prior to the Closing as if made at and as of such time, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) Section 3.2 (Capitalization) shall be true and correct in all respects as of the Agreement Date and as of immediately prior to the Closing as if made at and as of such time, other than any inaccuracies that would not reasonably be expected to result in additional cost, expense or liability to Parent or its Subsidiaries (including, after the Closing, the Surviving Corporation) of more than $500,000 in the aggregate (in each case, without giving effect to any limitation as to “material,” “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties); and (b) the Company shall have performed or complied in all material respects with its obligations or covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)    Receipt of Officers’ Certificate. Parent and Merger Subsidiary shall have received a certificate, signed for and on behalf of the Company by the chief executive officer and the chief financial officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d)    No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing.

Section 6.3    Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing:

(a)    Compliance with Agreements and Covenants. Parent and Merger Subsidiary shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(b)    Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement that are qualified by “materiality” shall be true and correct in all respects on and as of the Agreement Date and the Closing Date with the same force and effect as if made on and as of such time (except where any failures of any such representations and warranties to be true and correct (and in each case, without giving effect to any limitation as to “material” or “materiality” set forth in such representations and warranties) have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Subsidiary to consummate the Transactions; provided that the representations and warranties that are not so qualified by “materiality” shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date). Each of Parent and Merger Subsidiary shall have performed or complied in all material respects with its obligations or covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)    Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Subsidiary by a duly authorized officer of each of Parent and Merger Subsidiary, certifying the satisfaction of the conditions set forth in this Section 6.3

(d)    Contribution of Rollover Shares. The Rollover Investors shall have contributed the Rollover Shares to Parent pursuant to the Rollover Agreement.

ARTICLE VII

TERMINATION

Section 7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:

(a)    by mutual written agreement of Parent and the Company; or

(b)    by either Parent or the Company if the Effective Time shall not have occurred on or before June 4, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto if the failure of the Closing to occur by the Termination Date was proximately caused by a material breach or inaccuracy of any of the representations, warranties, covenants, obligations or agreements hereunder of the party seeking to terminate this Agreement such that the other party has the right to terminate this Agreement pursuant to Section 7.1(d) or (g) as applicable; or

(c)    by either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall be come final and nonappealable (whether before or after the receipt of the Company Stockholder Approval); or

(d)    by the Company in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) until the earlier to occur of (A) 30 calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (B) Parent or Merger Subsidiary ceasing or failing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such 30 calendar day period); provided, that the Company is not then in material breach of any of its covenants or agreements set forth herein and none of the representations and warranties of the Company set forth in this Agreement are or have become inaccurate in any material respect such that Parent has the right to terminate this Agreement pursuant to Section 7.1(g); or

(e)    by the Company in the event that (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Parent and Merger Subsidiary have failed to consummate the Merger at the Closing pursuant to Section 1.1, (iii) the Company has irrevocably notified Parent in writing that (A) the Company is ready, willing and able to consummate the Merger, and (B) all conditions set forth in Section 6.3 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 6.3, (iv) the Company has given Parent written notice at least three Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) if Parent and Merger Subsidiary fail to consummate the Merger, and (iv) Parent and Merger Subsidiary fail to consummate the Merger on the later of the expiration of such three Business Day period and the date set forth in the foregoing notice; or

(f)    by the Company at any time prior to the time the Company Stockholder Approval is obtained, if the Special Committee authorizes the Company, subject to complying in all respects with the terms of Section 5.3 (other than any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal) to enter into a definitive agreement with respect to a Superior Proposal; or

(g)    by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) until the earlier to occur of (A) 30 calendar days after delivery of written notice from the Parent to the Company of such breach or inaccuracy, as applicable or (B) the Company ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent and Merger Subsidiary may not terminate this Agreement pursuant to this Section 7.1(g) if such breach or inaccuracy by the Company is cured within such 30 calendar day period); or

(h)    by Parent in the event that (i) the Company Board (or any committee thereof) shall have effected and not withdrawn a Change of Recommendation or (ii) there has been a material and willful breach of Section 5.3; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(h) will expire at 5:00 p.m., Central time, on the tenth Business Day following the later of the date on which such right to terminate first arose or Parent becomes aware of such right to terminate.

Section 7.2    Notice of Termination. A party terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice.

Section 7.3    Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.8, Section 5.14, Section 7.3, Section 7.4 and Article VIII, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any fraud committed in connection with this Agreement or any of Transactions. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement and the Guarantee, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms.

Section 7.4    Termination Fee.

(a)    Company Termination Fee.

(i)    In the event that this Agreement is terminated pursuant to Section 7.1(f), then as a condition to such termination of this Agreement, the Company shall pay to Parent an amount equal to Parent’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the Transactions, in an amount not to exceed $2,000,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, upon the closing of the transaction that is the subject of the Superior Proposal.

(ii)    The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b)    Acknowledgement. Each of the parties acknowledges and agrees that (i) the agreements contained in this Section 7.4 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4(a) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 7.4, the parties would not have entered into this Agreement.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1    Amendment or Supplement. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company; provided, however, that in the event that the adoption of this Agreement has been approved by the stockholders of the Company or by the sole stockholder of Merger Subsidiary in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval of such stockholders of the Company or of the sole stockholder of Merger Subsidiary without such approval. Notwithstanding anything to the contrary contained herein, Section 5.9 and Section 8.8 may not be modified or amended in a manner that is adverse in any respect to the Debt Financing Source with the written consent of the Debt Financing Source.

Section 8.2    Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Capital Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Merger Subsidiary or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.3    No Additional Representations; No Survival. To the fullest extent permitted by applicable Law, none of the Company, Merger Subsidiary, Parent, their respective Affiliates or their respective Subsidiaries, stockholders, controlling Persons or Representatives shall have any liability or responsibility whatsoever to any other party hereto, its Affiliates or any of their respective Subsidiaries, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to such party, its Affiliates or any of their respective Subsidiaries, stockholders, controlling Persons or Representatives, including in respect of the specific representations and warranties of the Company set forth in Article III and in respect of the specific representations and warranties of Merger Subsidiary and Parent set forth in Section 3.1, except as and only to the extent expressly set forth in this Agreement with respect to such representations and warranties, subject to the limitations and restrictions contained in this Agreement. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the earlier of the Closing or the termination of this Agreement. This Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance after the earlier of the Closing or the termination of this Agreement.

Section 8.4    Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Company Disclosure Schedules, the documents and instruments relating to the Merger referred to in this Agreement (including the Voting Agreements, the Rollover Agreement, the Guarantee and the Confidentiality Agreement), constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, the Voting Agreements, the Rollover Agreement, the Guarantee and the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Voting Agreements, the Rollover Agreement, the Guarantee, or the Confidentiality Agreement, as applicable, is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except with respect to the directors and officers of the Company covered by Section 5.9.

Section 8.5    Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, AND ALL ACTIONS, SUITS AND PROCEEDINGS ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT THIS AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CHOICE OR CONFLICTS OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery declines to accept jurisdiction over any action, suit or proceeding, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute, agree that a final judgment in any such action suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by Law (provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment), and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 8.5. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTIONS, SUIT OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

(c)    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, subject to Section 7.4, (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 7.4 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Subsidiary, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to seek specific performance to and to cause Parent or Merger Subsidiary to consummate the Merger on the terms and subject to the conditions in this Agreement, if, and only if, (A) all conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) have been satisfied or waived, and (B) the Company has irrevocably confirmed in a written notice to Parent that (1) all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) have been satisfied or waived, and (2) if specific performance is granted, then the Closing will occur.

(d)    Each party hereto acknowledges and agrees that the rights to an injunction, specific performance or other equitable remedy contemplated herein are an integral part of the

Transactions and without such right, none of the parties hereto would have entered into this Agreement. The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.5, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.5 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.5 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

(e)    Notwithstanding anything to the contrary in this Agreement, to the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) business day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

(f)    Notwithstanding anything to the contrary in this Agreement, in the event that the Company pursues the collection of damages from Parent, Merger Subsidiary or any of their Affiliates, in connection with this Agreement or the Transactions (other than for fraud), (i) the parties hereto agree that such damages shall not in any event be in excess of the amount of the aggregate Merger Consideration, (ii) the receipt of such damages shall be the Company’s sole and exclusive remedy under this Agreement and shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, (iii) notwithstanding anything to the contrary herein, the Company shall no longer be entitled to seek specific performance pursuant to this Section 8.5 and (iv) none of the Company nor any of its Affiliates shall be entitled to bring or maintain any other Legal Proceeding against Parent, Merger Subsidiary or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such damages claim and the Company shall cause any such Legal Proceeding brought by the Company or its Affiliates, and shall use its commercially reasonable efforts (which shall be understood not to include the payment of any out-of-pocket monies or the agreement to any material undertaking) to cause any Legal Proceeding brought by any other Person, to be dismissed with prejudice promptly (or not undertaken, as applicable) and in any event within three Business Days from the payment of such damages. Nothing in this Section 8.5(f) shall limit or restrict the right or ability of the Company to pursue its rights under Section 8.6.

Section 8.6    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 8.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Merger Subsidiary of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.8    Certain Provisions Regarding Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources (which defined term for the purposes of this provision shall include the Debt Financing Sources and their respective affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors, representatives, successors or assigns of the foregoing) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the executed commitment letter and fee letter, dated as of the date hereof, from the Debt Financing Sources (collectively, the “Debt Commitment Letter”) or the performance thereof or the Debt Financing contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to this Agreement, the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (a) the Company and its subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any of the Company or its subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, may enforce, and shall be entitled to the protections of this Section 8.8.

Section 8.9    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a “portable document format” (“.pdf”) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.9):

if to Merger Subsidiary or Parent:

Francisco Partners IV L.P.

One Letterman Drive

Building C - Suite 410

San Francisco, CA 94129

Attention: Leonid Rozkin

with a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

3330 Hillview Ave

Palo Alto, CA 94304

Attention: Adam D. Phillips, P.C., Robert E. Goedert

if to the Company:

Connecture, Inc.

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

Attention: Special Committee Chair

with copies to (which copies shall not constitute notice):

DLA Piper LLP (US)

401 Congress Ave., Suite 2500

Austin, TX 78701

Attention: Joseph G. Silver and Samer M. Zabaneh

Potter Anderson & Corroon LLP

1313 North Market Street

P.O. Box 951

Wilmington, DE 19899-0951

Attention: T. Brad Davey

Section 8.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.11    Construction.

(a)    For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e)    The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, including by means of being provided for review in the virtual data room set up by the Company in connection with this Agreement at least two Business Days prior to the Agreement Date.

Section 8.12    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.13    Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FP HEALTHCARE HOLDINGS, INC.

By:	/s/ Ezra Perlman

Name:	Ezra Perlman

Title:	President

FP HEALTHCARE MERGER SUB CORPORATION

By:	/s/ Ezra Perlman

Name:	Ezra Perlman

Title:	President

CONNECTURE, INC.

By:	/s/ Jeffery A. Surges

Name:	Jeffery A. Surges

Title:	President and CEO

EXHIBIT A

DEFINITIONS

1.1    Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition

Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	Section 5.3(d)
Anticorruption Laws	Section 3.24
Balance Sheet Date	Section 3.5(c)
Bankruptcy and Equity Exception	Section 3.3(a)
Business Information Systems	Section 3.13(c)
Capitalization Date	Section 3.2(a)
Certificate of Merger	Section 1.1(c)
Certificates	Section 1.3(a)
Change of Recommendation	Section 5.3(d)
claim	Section 4.11
Closing	Section 1.1(b)
Closing Date	Section 1.1(b)
Company	Preamble
Company Board	RECITALS
Company Disclosure Schedules	Article III Preamble
Company Material Contract	Section 3.15(a)
Company Option Merger Consideration	Section 1.5(a)
Company Recommendation	Section 3.3(c)
Company Registered IP	Section 3.13(a)
Company RSU Merger Consideration	Section 1.5(b)
Company SEC Documents	Section 3.5(a)
Company Securities	Section 3.2(b)
Company Stockholder Approval	Section 4.8
Company Termination Fee	Section 7.4(a)
Confidentiality Agreement	Section 5.14
Continuation Period	Section 5.13(a)
Contract	Section 3.3(b)
Covered Employees	Section 5.13(a)
D&O Insurance	Section 5.10(c)
debt	Section 4.11
Debt Commitment Letter	Section 8.8
Debt Financing	Section 5.9(a)
Debt Financing Sources	Section 5.9(a)
DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4
Effective Time	Section 1.1(c)
Exchange Agent	Section 1.3(a)
Exchange Fund	Section 1.3(a)
Excluded Party	Section 5.3(c)
FCPA	Section 3.24

i

Filed SEC Documents	Article III Preamble
Foreign Antitrust Laws	Section 3.4
Guarantors	RECITALS
Guarantee	RECITALS
Go-Shop Period End Date	Section 5.3(a)
Government Antitrust Entity	Section 5.6(e)(i)
Governmental Approvals	Section 6.1(b)
Government Official	Section 3.24
Guarantee	RECITALS
Guarantors	RECITALS
HIPAA	Section 3.27
Indemnified Persons	Section 5.10(a)
Interim Period	Section 5.1
Maximum Annual Premium	Section 5.10(c)
Merger	RECITALS
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
Money Laundering Laws	Section 3.26
Notice Period	Section 5.3(d)
Notice of Superior Proposal	Section 5.3(d)
OTCQX	Section 3.4
Other Required Company Filing	Section 5.4(b)
Parent	Preamble
Parent Disclosure Schedules	Article IV Preamble
Parent Employee Benefit Plan	Section 5.13(c)
Permits	Section 3.8
Proxy Statement	Section 5.4(a)
Non-Rolling Stockholders	RECITALS
SEC	Article III Preamble
SEC Clearance Date	Section 5.6(a)
Solicited Person	Section 5.3(a)
Solvent	Section 4.11
Special Committee	RECITALS
Stockholders Meeting	Section 5.5
Surviving Corporation	Section 1.1(a)
Termination Date	Section 7.1(b)
Transaction Litigation	Section 5.11
Uncertificated Shares	Section 1.3(a)
Voting Agreements	RECITALS

1.2    Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“2010 Plan” means the Company’s 2010 Equity Incentive Plan.

“2014 Plan” means the Company’s 2014 Equity Incentive Plan.

“Acquisition Proposal” means a bona fide proposal or offer with respect to any transaction or series of related transactions (other than the Merger) that, if consummated, would result in a Person owning, directly or indirectly, (a) more than 20% of the outstanding shares of the Company Common Stock or other securities of the Company or (b) more than 20% of the assets of the Company and the Company’s Subsidiaries.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Arrangements” means any Contracts (excluding employment agreements with officers entered into in the ordinary course of business) between the Company, on the one hand, and any director, officer or stockholder (in each case, in his, her or its capacity as such) of the Company or its Affiliates, on the other hand, which is currently in effect.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and Foreign Antitrust Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Beneficial Owners” means Francisco Partners IV, L.P. and any of its Affiliates (other than the Company).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Brookfield, Wisconsin or San Francisco, California are authorized or required by Law to be closed for business.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended and restated from time to time.

“Certificate of Incorporation” means the Sixth Amended and Restated Certificate of Incorporation of the Company, as amended by the Series A Certificate of Designations and the Series B Certificate of Designation and as may be further amended from time to time.

“Code” means Internal Revenue Code of 1986, as amended.

“Company Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Capital Stock” means the Company Common Stock, the Series A Preferred Stock and the Series B Preferred Stock.

“Company Charter Documents” means the Certificate of Incorporation and Bylaws.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Employee” means any current employee, officer or director of the Company or any of the Company’s Subsidiaries.

“Company Employee Benefit Plan” means an Employee Benefit Plan (i) maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any of the Company’s

Subsidiaries or any Entity with which the Company or any of the Company’s Subsidiaries is considered a single employer under Section 414(b), (c) or (m) of the Code with respect to any current or former employee, officer or director of the Company or any of the Company’s Subsidiaries or any beneficiary or dependent thereof, or (ii) under or with respect to which the Company or any of the Company’s Subsidiaries or any Company Affiliate has or would have any liability or obligation.

“Company Equity Awards” means the Company Options and Company RSUs.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Leased Real Property” means all right, title and interest of the Company and its Subsidiaries to any leasehold interests in any material real property, together with all buildings, structures, improvements and fixtures thereon.

“Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company’s Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Company Material Adverse Effect:

(i)    general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)    conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and the Company’s Subsidiaries operate;

(iii)    conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Company Capital Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, and (C) any decline in the price or trading volume of any security (including Company Common Stock) or any market index;

(iv)    regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v)    any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has consented to or requested; or the taking of any action required by this Agreement; or the failure to take any action prohibited by this Agreement;

(vi)    any matter of which Parent or Merger Subsidiary is aware on the Agreement Date;

(vii)    any changes in applicable Law, accounting rules (including GAAP) or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof;

(viii)    any negative developments resulting from the announcement of this Agreement, pendency or completion of the Transactions;

(ix)     any natural or man-made hurricane, earthquake, flood, disaster, acts of God or other force majeure events in the United States or any other country or region in the world;

(x)    changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded);

(xi)    the availability or cost of equity, debt or other financing to Parent or Merger Subsidiary;

(xii)    any patent expiry, or loss of exclusivity which would result in a reduction of anticipated revenue from any Company Product;

(xiii)    any criminal, civil or administrative litigation, claim, action, hearing, arbitration, investigation or other proceeding threatened, made or brought based upon, arising out of or with respect to this Agreement or any of the Transactions; or

(xiv)    any failure to obtain any Governmental Approvals set forth in Section 6.1(a) of the Company Disclosure Schedules, or to send any required notice thereto;

(xv)     any changes in the cash position of the Company that result from operations of the Company in its ordinary course of business; or

(xvi)    any defaults or events of default under that certain Amended and Restated Credit Agreement, dated June 8, 2016, by and among Wells Fargo Bank, National Association, as administrative agent for the lenders named therein, the Company and DestinationRx, Inc. or that certain Credit Agreement, dated January 15, 2013, by and among Wells Fargo Bank, National Association, as administrative agent for the lenders named therein, the Company and DestinationRx, Inc., in each case, as such agreement has been amended and as each may further be amended from time to time, and together with all exhibits and schedules thereto.

“Company Option” means any option to purchase shares of Company Common Stock pursuant to the Company Plans which immediately before the Effective Time, has not been exercised, has not expired or has not terminated.

“Company Plans” means the 2010 Plan, the 2014 Plan, and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company’s Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company’s Subsidiaries.

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“Company RSU” means each award of restricted stock units including those granted pursuant to a Restricted Stock Unit Agreement of the Company outstanding immediately before the Effective Time under any Company Plan, including any restricted stock unit that is subject to performance-based vesting.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in ERISA § 3(3), whether or not subject to ERISA); and (ii) each other benefit or compensation plan, policy, contract, agreement program or arrangement, including any retirement or deferred compensation plan, profit sharing plan, or unemployment compensation plan.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person which, together with the Company or any of its Subsidiaries, would at any relevant time be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any federal, state, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, and (c) all indebtedness of another Person referred to in clauses (a) and (b) above guaranteed by such Person.

“Intellectual Property” means any and all intellectual property and proprietary rights in the following: (i) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), utility models, industrial designs and inventions, and all applications and registrations therefor, (ii) trademarks, service marks, brand names, certification marks, collective marks, and other indicia of origin, and all applications, registrations and renewals therefor, together with the goodwill associated with any of the foregoing, (iii) copyrights, applications and registrations therefor and renewals, extensions, restorations and reversions thereof, (iv) software, including source code, executable code, firmware and all documentation related to any of the foregoing, (v) internet domain names, and (vi) trade secrets, know-how and other proprietary information.

“Knowledge” means, with respect to (x) the Company, the actual knowledge of those individuals set forth in Section 1.1 of the Company Disclosure Schedules and (y) Parent or Merger Subsidiary, the actual knowledge of those individuals set forth in Section 1.1 of the Parent Disclosure Schedules.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Subsidiary of the Company and a Governmental Entity entered into in the ordinary course of business.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Entity or arbitrator that is binding on or applicable to such Person.

“Permitted Lien” means: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice; (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements; (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property; (iv) Liens (other than Liens securing Indebtedness), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate; (v) zoning, building and other similar codes and regulations; (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection; (vii) Liens discharged at or prior to the Closing; (viii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (ix) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (x) Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company’s Subsidiaries taken as a whole; and (xi) Liens that would be disclosed by a search of Uniform Commercial Code filings in the jurisdiction of incorporation or organization of each of the Company and the Company’s Subsidiaries.

“Person” means any individual, Entity or Governmental Entity.

“Personal Data” means all business information and all personally-identifying, sensitive or confidential information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium).

“PIPE Transaction Documents” means collectively, (a) that certain Investment Agreement dated as of March 11, 2016, among the Company and the investors party thereto (the “Series A Investment Agreement”), (b) the Related Agreements (as defined in the Series A Investment Agreement), (b) that certain Investment Agreement dated as of March 10, 2017, among the Company and the investors party thereto (the “Series B Investment Agreement”) and (d) the Related Documents (as defined in the Series B Investment Agreement).

“Privacy and Security Laws” means any Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Data, including federal, state or foreign Laws or regulations regarding (a) data privacy and information security, (b) data breach notification (as applicable) and/or (c) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives.

“Rollover Agreement” means the Rollover Agreement, dated as of the Agreement Date, among Parent and the Rollover Investors.

“Rollover Investors” means the parties set forth in Annex A of the Rollover Agreement.

“Rollover Shares” means the Company Common Stock, Series A Preferred Stock and Series B Preferred Stock owned by the Rollover Investors which is to be contributed to Parent pursuant to the Rollover Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Schedule 13E-3” means a Rule 13e-3 transaction statement on Schedule 13E-3.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means an Acquisition Proposal, except that all references “20%” in such definition shall be replaced with “50%”, taken as a whole, which the Special Committee determines in good faith (after consultation with its financial advisors and its outside legal counsel): (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal, including, among other factors: (x) whether such Person is reasonably likely to have adequate sources of financing or adequate funds to consummate such Superior Proposal, and (y) whether such Person requires stockholder approval of such Person’s stockholders to consummate such Superior Proposal and the estimated likelihood of such approval.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Entity.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Documents” means this Agreement, the Rollover Agreement, the Guarantee and the Voting Agreements, including all schedules and exhibits hereto and thereto.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Unvested Company Option” means a Company Option (or portion thereof) that is unvested as of immediately prior to the Effective Time, after giving effect to any acceleration of vesting triggered by the Merger provided for in the underlying award agreement with respect to such Company Option.

“Unvested Company RSU” means a Company RSU (or portion thereof) that is unvested as of immediately prior to the Effective Time, after giving effect to any acceleration of vesting triggered by the Merger provided for in the underlying award agreement with respect to such Company RSU.

“Vested Company Option” means a Company Option (or portion thereof) that is vested as of immediately prior to the Effective Time, after giving effect to any acceleration of vesting triggered by the Merger provided for in the underlying award agreement with respect to such Company Option.

“Vested Company RSU” means a Company RSU (or portion thereof) that is vested as of immediately prior to the Effective Time, after giving effect to any acceleration of vesting triggered by the Merger provided for in the underlying award agreement with respect to such Company RSU.

EXHIBIT B

SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

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EXHIBIT B

CERTIFICATE OF INCORPORATION

OF

CONNECTURE INC.

ARTICLE ONE

The name of the corporation is Connecture Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of common stock, with a par value of $0.001 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

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ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. The Corporation shall indemnify any director or officer to the fullest extent permitted by Delaware law. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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